EX-23.p.9
CODE OF ETHICS
DIAMOND HILL FUNDS
DIAMOND HILL FINANCIAL TRENDS FUND, INC.
DIAMOND HILL CAPITAL MANAGEMENT, INC.
Dated: December 31, 2008
I. Statement of General Principles
     This Code of Ethics has been adopted by the Diamond Hill Funds and the Diamond Hill Financial Trends Fund, Inc., collectively (the “Funds”), and Diamond Hill Capital Management, Inc. (“DHCM”), the Funds’ investment adviser, for the purpose of instructing all employees, officers, directors, and trustees of the Funds and/or DHCM in their ethical obligations and to provide rules for their personal securities transactions. It is intended to comply with the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
     All employees, officers, directors, and trustees owe a fiduciary duty to the Funds and their shareholders. In addition, employees, officers, and directors of DHCM owe a fiduciary duty to its investment advisory clients in addition to the Funds. A fiduciary duty means a duty of loyalty, fairness, and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code and to other applicable provisions of the federal securities laws. These general principles are:
•	The duty to govern, which is the obligation imposed on Directors/Trustees to manage the business affairs of the Funds;

•	The duty of diligence, which is the standard of care to which employees, officers, directors, and trustees are expected to adhere when performing the duties of their positions;
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

•	The duty of loyalty to the Funds and their shareholders, which requires Directors/Trustees and officers to avoid any conflict of interest or self-dealing, and bars them from taking advantage of a business opportunity that comes to their attention only by virtue of their positions with the Funds;

•	The requirement that the interest of Funds’ shareholders must, with respect to all Funds transactions, be placed first at all times.

•	The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility;

•	The requirement that all employees, officers, directors, and trustees comply with applicable federal securities laws; and

•	The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions.
     It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Funds and DHCM, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions of DHCM’s employees must also comply with DHCM’s Insider Trading Policy and Procedures. In addition all personal securities transactions must comply with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Under this rule, no employee may:
•	employ any device, scheme, or artifice to defraud the Funds or any of their shareholders;

•	make to the Funds or any of their shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Funds or any of their shareholders; or
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

•	engage in any manipulative practice with respect to the Funds or any of their shareholders.

•	Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Compliance Officer.
II. Definitions
     A. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a Security.
     B. Compliance Officers (“CO”): James F. Laird, Chief Compliance Officer for DHCM; and Gary Young, Chief Compliance Officer, for the Funds.
     C. Disinterested Directors/Trustees: directors/trustees who are not interested persons of the Funds, as defined in the Investment Company Act of 1940, as amended, and whose affiliation with the Funds is solely by reason of being a director/trustee of the Funds.
     D. Employees: the employees, officers, and directors/trustees of the Funds and the employees, officers and directors of DHCM. The CO will maintain a current list of all Employees. Notwithstanding the foregoing, so long as Diamond Hill Funds’ principal underwriter has adopted a code of ethics which it certifies complies with Rule 17j-1 under the Investment Company Act of 1940, as amended, the term Employees shall not include any director, officer, general partner or employee of the principal underwriter who is also an officer
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

of the Diamond Hill Funds.
     E. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including but not limited to any joint account, partnership, corporation, trust, or estate. Employee family members include the Employee’s spouse, minor children, and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes or who the employee has influence over or exercises discretion on securities transactions.
     F. Exempt Securities:
•	securities issued by the United States Government (US Treasury Securities)

•	bankers’ acceptances

•	bank certificates of deposit

•	commercial paper

•	high quality short-term debt instruments, including repurchase agreements

•	shares issued by a money market fund

•	shares of unaffiliated registered open-end investment companies that are acquired through participation in a 529 Plan.
     H. Exempt Transactions: transactions which are 1) effected in an account or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, or 6) closing transactions no more than five business days prior to the expiration of a related put or call option.
     I. Fund: any series of the Diamond Hill Funds and the Diamond Hill Financial Trends Fund, Inc.
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

     K. Security: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.
     L. Prohibited Security (excludes Exempt Securities):
•	domestic equities (excluding Diamond Hill Investment Group, Inc.)

•	American depository receipts (“ADR’s”)

•	domestic taxable fixed income securities

•	real estate investment trust securities

•	master limited partnerships

•	puts and calls on domestic equities

•	open-end or closed-end investment companies that invest primarily in domestic equity securities or investment grade taxable fixed income securities (excluding Diamond Hill Funds, Diamond Hill Financial Trends Fund, other registered investment companies in which DHCM serves as the adviser or sub-adviser, and funds offered through the DHCM’s or a defined family member’s 401k Plan)
     M. Related Security: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.
     N. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory clients.
III. Personal Investment Guidelines – The Funds
     To align Employees’ interest with those of shareholders, all Employees are encouraged to own shares of the Funds. Employees owning shares of the Funds are required do so for a minimum of 90 days. This includes shares held in all Employee Accounts, including the Diamond Hill 401k Plan. The 90 day holding period is measured on a Last-In-First-Out (LIFO) basis. Shares purchased as part of a systematic investment program are not subject to the 90 day holding period. Not withstanding the above 90 day holding period requirement, all Employees are reminded of their fiduciary responsibility to the Funds and their shareholders. In addition to the Funds, this same 90 day holding period applies to any un-affiliated open-end registered investment company purchased by the Employee, other than money market funds.
IV. Personal Investment Guidelines – Other Securities
     A. Restrictions on Securities Transactions
     1. The Personal Investment Guidelines in this Section IV do not apply to Exempt Securities and Exempt Transactions. Employees must remember that regardless of the transaction or securities status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.
     2. While Disinterested Directors/Trustees of the Funds are subject at all times to the fiduciary obligations described in this Code and the Personal Investment Guidelines related to the Funds described in Section III, the Personal Investment
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

Guidelines and Compliance Procedures in Sections IV and V of this Code apply to Disinterested Directors/Trustees only if they involve the purchase or sale of a Security and the Disinterested Director/Trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of their transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.
     3. Employees may purchase or sell a Security subject to the restrictions outlined in Section IV.A.6-8.
     4. Employees may not purchase a Prohibited Security unless granted written clearance in advance by either one of the Compliance Officers. If advance clearance is granted, any transactions executed are still subject to the restrictions outlined in Section IV. 6-8.
     5. Employees may sell a Prohibited Security that was owned prior to employment or the adoption of this Revised Code of Ethics or acquired pursuant to Section IV.3 subject to the restrictions outlined in Section IV. 6-8.
     6. Employees may not execute a Securities Transaction within seven (7) calendar days before or after a transaction in the same Security or a Related Security has been executed on behalf of a Fund or Adviser client. This prohibition shall not apply to a sale (or cumulative sales on a given trading day) of an individual security so long as the total proceeds of the sale(s) is less than $50,000 and the security has a market capitalization in excess of $1 billion. If the CO determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund. If only an Adviser client account is affected, the employee may disgorge the value received to a selected charity of their choice at the discretion of the CO.
     7. Any Securities Transactions in a private placement must be authorized by the CO, in writing, prior to the transaction. In connection with a private placement acquisition, the CO will take into account, among other factors, whether the investment opportunity should be reserved for a Fund or other clients, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Funds or the Adviser. The CO shall retain a record of any such authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.
     8. Employees are prohibited from acquiring any Securities in an initial public offering. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Funds or the Adviser.
     B. Other Restrictions
     1. Employees are prohibited from serving on the boards of directors of
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

publicly traded companies, without the prior written approval of the CO. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Funds and their shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.
     2. No Employee may accept from a customer or vendor an amount in excess of $100 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the CO.
     3. All new brokerage accounts must be opened at Charles Schwab unless pre-approved by the CO. Any existing brokerage accounts are “grandfathered” and do not need to be moved to Schwab.
V. Compliance Procedures
     A. Employee Disclosure and Certification
     1. Within ten (10) days of becoming an Employee, each Employee must certify that he or she has received, read and understands this Code and recognizes that he or she is subject to it, and must submit to the CO a holdings report containing the following information dated within 45 days of the date submitted : a) the title, type of security, ticker symbol or CUSIP (if applicable), number of shares and principal amount of each Security, other than Exempt Securities, in which the Employee had any direct or indirect beneficial ownership when the person became an Employee; b) the name of the
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

broker, dealer, or bank with which the Employee maintained an account in which any Security is held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and c) the date that the report is submitted by the Employee.
     2. At least once in each 12-month period thereafter on or as of December 31 of each year, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must submit to the CO a holdings report containing the following information dated within 45 days of the date submitted : a) the title, type of security, ticker symbol or CUSIP (if applicable), number of shares and principal amount of each Security, other than Exempt Securities, in which the Employee had any direct or indirect beneficial ownership; b) the name of the broker, dealer, or bank with which the Employee maintains an account in which any Security is held for the direct or indirect benefit of the Employee; and c) the date that the report is submitted by the Employee.
     3. Within ten (10) days of becoming an Employee, each Employee must disclose to the CO if the Employee lives in the same household with a non-spouse adult (“Roommate”). Existing Employees must report within ten (10) days after they begin an arrangement of living in the same household with a Roommate. Any new or existing Employee living with a Roommate must also sign a separate document certifying the following: 1) that they have not and will not disclose information to their Roommate about any security transactions executed or under considered for execution by the Funds or DHCM, 2) that they are not aware of any inadvertent disclosure to their Roommate of security transactions described above, and 3) if they are aware of any security transactions executed by their Roommate as a result of intentional or inadvertent
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

disclosure of security transactions described above.
B. Compliance
     1. All Employees must direct their broker, dealer or bank to send duplicate copies of all confirmations and periodic account statements directly to the CO. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Funds or DHCM, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, excluding Exempt Securities. This quarterly report is not required if it duplicates all of the required information which is received from its broker. In addition, Employees must certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.
     2. The CO will review all trading confirmations provided by brokers no less frequently then quarterly, to determine whether any violations of this Code occurred. The Employee’s annual disclosure of Securities holdings will be reviewed by the CO for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code. In the case of James F. Laird, DHCM’s CO, Gary Young, the Funds’ CO, will perform the procedures of this paragraph and vice versa.
     3. If an Employee violates this Code, the CO will report the violation to management personnel of the Funds and DHCM for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Funds and/or DHCM.
     4. The CO will report annually to the Funds’ board of directors/trustees
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008

regarding existing procedures and any changes in the procedures made during the past year and certify to the Funds’ board of directors/trustees that the Funds and DHCM have adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on the CO’s experience under this Code, evolving industry practices or legal developments.
     5. The CO will identify all Employees required to make reports under Section V.A. and B., inform the Employees of their reporting obligations, supply Employees a copy of the Code of Ethics, and receive from Employees written acknowledgement of their receipt of the Code of Ethics.
     6. The CO will cause the Funds and DHCM to maintain records in the manner and to the extent set out in Rule 17j-1(f) under the 1940 Act and 204A-1 under the Advisers Act.
     7. Employees shall report all violations of the Code of Ethics to the CO.
VI. Training
     On an Annual basis, the DHCM and the Funds will collectively train Employees on all aspects of the Code of Ethics to assure compliance with Personal Investment Guidelines and Employee Disclosure and Certification.
Adopted: June 2002
Revised: December 2008
Reviewed: December 2008